UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(a)

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Banner Corporation

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

06652V208

(CUSIP Number)

Todd E. Molz

General Counsel, Chief Administrative Officer & Managing Director

Oaktree Capital Group Holdings GP, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

(213) 830-6300

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

February 25, 2016

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree Principal Fund V (Delaware), L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) OO (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 2,232,531 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 2,232,531 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,232,531 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 6.52% (See Item 5) (1)

(14)	Type of Reporting Person (See Instructions) PN

 (1) Ownership percentages set forth in this Schedule 13D are based upon 34,242,255 shares of common stock of Banner Corporation (the “Company”) issued and outstanding as of December 31, 2015, as reported in the Annual Report on Form 10-K, filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 29, 2016.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree Fund GP, LLC*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 2,232,531 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 2,232,531 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,232,531 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 6.52% (See Item 5)

(14)	Type of Reporting Person (See Instructions) OO

 * Solely in its capacity as the general partner of Oaktree Principal Fund V (Delaware), L.P.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree Fund GP I, L.P.*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 2,232,531 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 2,232,531 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,232,531 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 6.52% (See Item 5)

(14)	Type of Reporting Person (See Instructions) PN

 * Solely in its capacity as the managing member of Oaktree Fund GP, LLC.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree Capital I, L.P.*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 2,232,531 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 2,232,531 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,232,531 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 6.52% (See Item 5)

(14)	Type of Reporting Person (See Instructions) PN

 * Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons OCM Holdings I, LLC*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 2,232,531 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 2,232,531 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,232,531 (See Item 5)

(12)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (9) 6.52% (See Item 5)

(14)	Type of Reporting Person (See Instructions) OO

 * Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree Holdings, LLC*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 2,232,531 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 2,232,531 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,232,531 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 6.52% (See Item 5)

(14)	Type of Reporting Person (See Instructions) OO

 * Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree Capital Group, LLC*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 2,232,531 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 2,232,531 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,232,531 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 6.52% (See Item 5)

(14)	Type of Reporting Person (See Instructions) OO

 * Solely in its capacity as the managing member of Oaktree Holdings, LLC.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree Capital Group Holdings GP, LLC*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 2,598,988 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 2,598,988 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,598,988 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 7.59% (See Item 5)

(14)	Type of Reporting Person (See Instructions) OO

 * Solely in its capacity as the manager of Oaktree Capital Group, LLC and the general partner of Oaktree Capital Group Holdings, L.P.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree FF Investment Fund AIF (Delaware), L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) OO (See Item 3)

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 366,457 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 366,457 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 366,457 (See Item 5)

(12)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (9) 1.07% (See Item 5)

(14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree Fund AIF Series, L.P.*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 366,457 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 366,457 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 366,457 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 1.07% (See Item 5)

(14)	Type of Reporting Person (See Instructions) PN

 * Solely in its capacity as the general partner of Oaktree FF Investment Fund AIF (Delaware), L.P.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree Fund GP AIF, LLC*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 366,457 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 366,457 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 366,457 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 1.07% (See Item 5)

(14)	Type of Reporting Person (See Instructions) OO

 * Solely in its capacity as the general partner of Oaktree Fund AIF Series, L.P.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree Fund GP III, L.P.*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 366,457 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 366,457 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 366,457 (See Item 5)

(12)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (9) 1.07% (See Item 5)

(14)	Type of Reporting Person (See Instructions) PN

 * Solely in its capacity as the managing member of Oaktree Fund GP AIF, LLC.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree AIF Investments, L.P.*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 366,457 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 366,457 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 366,457 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 1.07% (See Item 5)

(14)	Type of Reporting Person (See Instructions) PN

 * Solely in its capacity as the general partner of Oaktree Fund GP III, L.P.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree AIF Holdings, Inc.*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 366,457 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 366,457 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 366,457 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 1.07% (See Item 5)

(14)	Type of Reporting Person (See Instructions) CO

 * Solely in its capacity as the general partner of Oaktree AIF Investments, L.P.

CUSIP No. 06652V208	Schedule 13D

(1)	Names of Reporting Persons Oaktree Capital Group Holdings, L.P.*

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

(3)	SEC Use Only

(4)	Source of Funds (See Instructions) Not Applicable

(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

(6)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0

	(8)	Shared Voting Power 366,457 (See Item 5)

	(9)	Sole Dispositive Power 0

	(10)	Shared Dispositive Power 366,457 (See Item 5)

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 366,457 (See Item 5)

(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

(13)	Percent of Class Represented by Amount in Row (11) 1.07% (See Item 5)

(14)	Type of Reporting Person (See Instructions) PN

 * Solely in its capacity as the sole voting shareholder of Oaktree AIF Holdings, Inc.

Amendment No. 1 to Schedule 13D

This Amendment No. 1 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on October 7, 2015 (the “Original Schedule 13D”). Except as set forth herein, the Original Schedule 13D is unmodified and remains in full force and effect. Each capitalized term used but not defined herein has the meaning ascribed to such term in the Original Schedule 13D.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Original Schedule 13D is hereby amended and supplemented by adding the following information after the third paragraph thereof:

On February 18, 2016, the Investors requested that Doyle L. Arnold (the “Initial Board Designee”) be appointed to the Company’s Board of Directors (the “Board of Directors”) pursuant to the Investment Agreement.

On February 19, 2016, the Investors entered into an agreement with the Initial Board Designee (the “Board Designee Agreement”) pursuant to which the Investors agree to pay the Initial Board Designee an annual stipend of $30,000 per year for serving as the Board Designee, commencing on the date of election to the Board of Directors and continuing until the earlier of (a) the Investors or the Initial Board Designee terminates the Board Designee Agreement upon thirty days’ prior written notice to the other party and (b) the Initial Board Designee’s resignation or removal from the Board of Directors. The Board Designee Agreement provides that the Initial Board Designee agrees to keep confidential any material non-public or other confidential information concerning the employees, organization, business or finances of the Company or any of its affiliates, subject to certain customary exceptions. The Board Designee Agreement further provides that the Initial Board Designee agrees to conduct his activities and make decisions in his capacity as a director of the Company independently of the Investors.

The Board of Directors appointed the Initial Board Designee to the Board, effective March 1, 2016.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 3, 2016

OAKTREE PRINCIPAL FUND V (DELAWARE), L.P.

By:	Oaktree Fund GP, LLC, its general partner
By:	Oaktree Fund GP I, L.P., its managing member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P., its managing member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Vice President

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

OCM HOLDINGS I, LLC

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Vice President

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

OAKTREE HOLDINGS, LLC

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Vice President

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Vice President

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By:	Oaktree Capital Group Holdings GP,
LLC, its general partner

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Vice President

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Vice President

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

OAKTREE FF INVESTMENT FUND AIF (DELAWARE), L.P.

By:	Oaktree Fund AIF Series, L.P., its general partner

By:	Oaktree Fund GP AIF, LLC, its general partner

By:	Oaktree Fund GP III, L.P., its managing member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE FUND AIF SERIES, L.P.

By:	Oaktree Fund GP AIF, LLC, its general partner

By:	Oaktree Fund GP III, L.P., its managing member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE FUND GP AIF, LLC

By:	Oaktree Fund GP III, L.P., its managing member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE FUND GP III, L.P.

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE AIF INVESTMENTS, L.P.

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Vice President

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Managing Director

OAKTREE AIF HOLDINGS, INC.

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory